Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Nitrogen Partners, L.P. Announces Results for Fourth Quarter and Full Year 2013

Expansion and Reliability Projects Completed

Lower Nitrogen Prices and Downtime Reduce Profits and Cash Flow

LOS ANGELES, CA (March 11, 2014) – Rentech Nitrogen Partners, L.P. (NYSE: RNF), which manufactures and sells nitrogen fertilizer products including ammonia, urea ammonium nitrate (UAN) solution and ammonium sulfate (AS), today announced its financial and operating results for the three and twelve months ended December 31, 2013.

2013 was a challenging year. The spring season was delayed, and we saw substantial industry-wide declines in nitrogen prices. Both of our facilities were down for much of the fourth quarter, due to scheduled projects and unscheduled repairs and maintenance, which reduced production and sales volumes,” said D. Hunt Ramsbottom, CEO of Rentech Nitrogen. “As we enter 2014, both facilities are operating exceptionally well, and we expect normal on-stream factors this year. We completed our expansion, improvement and repair projects, so both plants are producing at significantly higher rates than last year. In addition, we continue to see higher prices for nitrogen products compared to the lows we witnessed during the second half of last year, and we remain encouraged that we will deliver improved financial and operating results in 2014.”

Financial Highlights

The Partnership’s results for 2013 were heavily affected by significant unanticipated declines in nitrogen fertilizer prices, which ended the year 20% to 30% below the price levels at the beginning of the year. Unusually high volumes of low-priced urea exports from China drove down global prices of nitrogen products, and a very wet spring application period throughout the U.S. markets delayed and reduced demand for nitrogen products.

Three months ended December 31, 2013

The financial results for the three months ended December 31, 2013 and 2012 include three months of operating results for the Pasadena, Texas facility (the Pasadena Facility) in 2013 and two months in 2012.

Revenues for the three months ended December 31, 2013 were $54.6 million, compared to $92.4 million for the comparable period in the prior year. Revenues for the fourth quarter of 2013 declined 44% year-over-year at the East Dubuque, Illinois facility (the East Dubuque Facility) and by 37% at the Pasadena Facility, due to industry-wide declines in nitrogen product prices, plant outages and lower production and sales volumes.

Production was reduced at both facilities during the quarter due to scheduled and unscheduled downtime, which totaled 60 days at the East Dubuque Facility and 37 days at the Pasadena Facility. The East Dubuque Facility was out of commission for 31 days during the quarter for work related to the bi-annual turnaround. Production at the East Dubuque Facility was also halted for 29 days in late November and much of December to accommodate repairs following a fire at the ammonia converter. Additionally, the East Dubuque Facility operated at reduced rates for 45 days, 27 of which were during the quarter following the turnaround, as a result of the need to replace the foundation underneath one of four syngas compressors, rendering the compressor out of service. The replacement of the compressor foundation took 84 days to complete, most of which occurred while the plant was down due to the fire. The Pasadena Facility experienced several small, unplanned disruptions during the quarter, and also was offline for 23 days in December to conduct the scheduled ammonium sulfate expansion and reliability improvement project as well as other turnaround maintenance.

Limited production volume reduced deliveries of UAN from the East Dubuque Facility in the fourth quarter of 2013, resulting in the postponement of 19,000 tons of scheduled UAN deliveries until the first quarter of 2014. Ammonia demand for the quarter was limited due to an abbreviated fall application period as a result of wet weather. Sales volume at the Pasadena Facility was reduced by the delay into the first quarter of 2014 of a 27,000 metric ton vessel shipment of ammonium sulfate caused by the late arrival of the vessel.

Gross loss margin was 15% for the three months ended December 31, 2013, compared to gross profit margin of 31% for the same period last year. Lower product prices and higher fixed costs per ton in cost of sales reduced margins for both facilities, as fixed production costs, including those incurred during the downtime that would normally be included in product inventory costs but were expensed as cost of sales, were spread across lower sales volumes. Gross loss margin at the East Dubuque Facility was 2% for the current period, compared to gross profit margin of 55% for the prior-year period, partially due to lower sales prices, higher natural gas prices and repair costs. Gross loss margin at the Pasadena Facility was 32% for the current period, compared to 5% for the prior-year period, due primarily to lower product pricing relative to the cost of inputs, and a write-down of inventories. Downtime in the fourth quarter lowered nitrogen production by an aggregate of approximately 191,000 tons at both facilities and increased per-ton costs, as fixed production costs, including those incurred during the downtime that would normally be included in product inventory costs but were expensed as cost of sales, were spread across lower sales volumes. Scheduled and unscheduled downtime at both facilities resulted in turnaround and related costs of $15.5 million reflected in cost of sales. Natural gas costs were 37% of the East Dubuque Facility’s cost of sales, while ammonia and sulfur costs were 57% of the Pasadena Facility’s cost of sales.

Selling, general and administrative (SG&A) expenses were $3.6 million for the three months ended December 31, 2013, compared to $6.4 million for the prior-year period. The reduction in SG&A expenses was primarily the result of a $2.2 million reduction in business development expenses and unit based compensation at the Partnership level, and lower payroll expenses at the East Dubuque Facility.

During the three months ended December 31, 2013, operating loss was $13.6 million, compared to operating income of $21.3 million during the comparable period in the prior year. The operating loss in the quarter was primarily due to costs associated with scheduled and unscheduled downtime at both facilities, lower sales volume resulting from reduced production and limited demand during the shortened fall application season, as well as lower sales prices.

Adjusted EBITDA for the three months ended December 31, 2013 was ($8.6) million, or $6.9 million excluding costs related to planned and unplanned outages, which compares to $24.3 million in the corresponding period in 2012. The East Dubuque Facility reported $0.3 million in Adjusted EBITDA, or $14.1 million excluding costs related to planned and unplanned outages. The Pasadena Facility reported ($7.5) million in Adjusted EBITDA, or ($5.8) million excluding costs related to planned and unplanned outages. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, has been included below in this press release.

Interest expense was $4.4 million for the three months ended December 31, 2013, compared to $1.3 million for the prior-year period. The increase was due to additional borrowings to finance expansions, major maintenance projects, and the acquisition of the Pasadena Facility.

Net loss was $17.4 million, or ($0.45) per basic unit, for the current period compared to net income of $17.6 million, or $0.44 per basic unit, for the same period last year.

Year ended December 31, 2013

The financial results for the year ended December 31, 2013 and 2012 include twelve months of operating results for the Pasadena Facility in 2013 and two months in 2012.

Revenues for the year ended December 31, 2013 were $311.4 million, compared to $261.6 million for the prior year. Revenues increased due to the inclusion of the Pasadena Facility’s results for the full twelve months of 2013 in comparison to two months of results for 2012, partially offset by a 21% decline in revenues from the East Dubuque Facility as the result of declines in nitrogen prices and lower production and sales volumes.

Gross profit margin for the year ended December 31, 2013 was 23%, compared to 50% for the same period last year. Gross profit margin at the East Dubuque Facility was 46% for the current period, compared to 60% for the prior-year period. Gross loss margin at the Pasadena Facility was 7% for the current period, compared to 5% for the prior-year period. Gross margin at both facilities was reduced by downtime, which reduced production and sales volumes and increased costs in the fourth quarter of 2013. In addition, gross margin for both facilities was reduced by lower nitrogen product prices, higher input costs and allocation of fixed production costs, including those incurred during downtime that would normally be included in product inventory costs, which were expensed as cost of sales and were spread across lower sales volume. Gross loss margin at the Pasadena Facility was further reduced by approximately $5.0 million in inventory write-downs of product that had not been delivered and remained in inventory at the end of the year.

SG&A expenses were $17.3 million for the year ended December 31, 2013, down from $18.4 million in the prior-year period. The decrease was primarily due to a decline of $3.5 million in Partnership level business development expenses and a $1.7 million decline in unused credit facility fees and professional service expenses. These declines were partially offset by the inclusion of the Pasadena Facility’s SG&A for the full twelve months of 2013 compared to two months of 2012.

During the year ended December 31, 2013, operating income was $19.2 million compared to $111.6 million during the comparable period in the prior year. The year-over-year decline in operating income was a result of lower gross profits at the East Dubuque Facility due to lower sales volumes and product prices of ammonia and UAN and a result of negative gross profits at the Pasadena Facility. In addition, operating income in 2013 was reduced by a $30.0 million non-cash charge for impairment of goodwill related to the Pasadena Facility. The impairment was the result of a reduced outlook for profitability at the Pasadena Facility compared to projections at the time of the acquisition.

Adjusted EBITDA for the twelve months ended December 31, 2013 was $66.5 million, or $82.0 million excluding costs related to planned and unplanned outages, which compares to $124.0 million in the corresponding period in 2012. The East Dubuque Facility reported $84.5 million in Adjusted EBITDA, or $98.4 million excluding costs related to planned and unplanned outages. The Pasadena Facility reported ($10.1) million in Adjusted EBITDA, or ($8.4) million excluding costs related to planned and unplanned outages. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, has been included below in this press release.

Interest expense was $14.1 million for the year ended December 31, 2013, compared to $1.5 million for the prior-year. The increase was due to additional borrowings to finance expansions, major maintenance projects, and the acquisition of the Pasadena Facility.

Rentech Nitrogen realized a non-cash gain of $4.9 million for the year ended December 31, 2013 as a result of a decrease in the potential earn-out consideration related to the acquisition of the Pasadena Facility. The reduction was caused by a decline since the time of the acquisition in the outlook for profitability in 2013 and 2014, primarily due to lower levels of nitrogen fertilizer prices.

Net income was $4.1 million, or $0.10 per basic unit, for the current period. Excluding the Agrifos goodwill impairment of $30.0 million, loss on debt extinguishment of $6.0 million and fair value adjustment to earn-out consideration of $4.9 million, net income allocated to common unit holders for the current period was $34.8 million or $0.89 per basic unit. This compares to net income of $107.0 million or $2.78 per basic unit for the same period last year. Further explanation of net income excluding these items, a non-GAAP financial measure, has been included below in this press release.

2014 Outlook

Full year guidance

The Partnership expects that a number of factors may contribute to improved operating and financial results in 2014 compared to 2013. Completed capacity expansion projects have increased production rates, and should increase production for the year at both facilities. Projects to improve reliability have been completed at the Pasadena Facility. Both facilities are forecasted to operate at increased capacity in 2014, with no scheduled down-time for the East Dubuque Facility and no scheduled interruptions to the production of AS, other than normal scheduled maintenance for the Pasadena Facility. The sulfuric acid plant is scheduled to be down for approximately 20 days beginning in mid-July to install a new converter and to complete final tie-ins for the co-generation power project. AS production should not be impacted during this period as we plan to purchase sulfuric acid in the open market. The Partnership currently expects positive EBITDA at the Pasadena Facility for the year due to increased production, improved margins and higher operating rates.

Recent increases in prices for nitrogen products from the lower levels experienced late in 2013 are encouraging. However, the current market environment is different this year relative to early 2013, with lower corn prices and somewhat lower, albeit strong, anticipated corn plantings. These factors and the dynamics that affect input prices could rapidly change based on weather patterns and other conditions, and could positively or negatively affect product prices, margins, deliveries and cash distributions. Cash distributions in 2014 may be less than cash available for distribution if the Board of Directors elects to reduce distributions in order to replenish working capital reserves that were diminished by $20 million of negative cash available for distribution in the fourth quarter of 2013.

Rentech Nitrogen updated its previously provided guidance for production, deliveries, and raw materials consumption in 2014:

Production (in thousand tons)	2014E
East Dubuque Facility
Ammonia	360
UAN	315
Urea (liquid and granular)	190
Nitric acid	125
Ammonium nitrate	140
CO2	80
Pasadena Facility
Ammonium sulfate	660
Sulfuric acid	555
Ammonium thiosulfate	60

Deliveries (in thousand tons)	2014E
East Dubuque Facility
Ammonia	190
UAN	315
Urea (liquid and granular)	55
Nitric acid	15
CO2	80
Pasadena Facility
Ammonium sulfate	670
Sulfuric acid	100
Ammonium thiosulfate	60

Consumption (Volume in Cost of Sales)	2014E
Ammonia (in thousand tons)	175
Natural gas (in million MMBtus)	11.8
Sulfur (in thousand tons)	210
Sulfuric acid (in thousand tons)	605

The Partnership provided the following additional key operating metrics, progress against its forecasted product deliveries, and consumption of inputs for 2014 for the East Dubuque and Pasadena Facilities:

Locked-in or Delivered
East Dubuque Facility
Deliveries[1]
Ammonia
Tons	62,000 or 33%
Average price	$520
UAN
Tons	93,000 or 30%
Average price	$280
Natural gas in cost of sales[1]
(million MMBtus)	3.6 or 30%
Average cost per million MMBtus
(including transportation costs)	$4.96
Pasadena Facility
Deliveries and Commitments[1]
Ammonium sulfate
Tons	168,000 or 25%
Average price[2]	$198

[1]	Through February 28, 2014.
[2]	Transportation costs for approximately 97,000 tons have not been established. Average pricing realized on remaining tons could vary by a few dollars, depending on transportation costs.

First quarter 2014 guidance

Rentech Nitrogen expects product deliveries for the first quarter of 2014 to be seasonally low, especially in light of the currently cold weather in its trade zone. In addition, product margins at the Pasadena Facility are expected to be low during the first quarter as the majority of ammonium sulfate tons anticipated to be sold in the quarter was produced last year and marked to market at the end of 2013 based on committed or expected sales prices. As a result, these tons will be sold at or near break-even gross margins in the first quarter. The Partnership expects consolidated results for the second quarter of 2014 to improve substantially from anticipated first quarter results due to higher seasonal demand and improved product margins.

Rentech Nitrogen provided the following guidance for the first quarter of 2014, assuming a typical spring planting season and weather patterns. The Partnership’s quarterly results are variable with strong seasonality. Annualized quarterly results or forecasts may not be accurate indicators of annual results.

First Quarter 2014 Forecasted Deliveries (in thousand tons)	First Quarter 2014E
East Dubuque
Ammonia	7
UAN	51
Urea - liquid and granular	12
Nitric acid	3
Pasadena
Ammonium sulfate	128
Sulfuric acid	28
Ammonium thiosulfate	11
First Quarter 2014 Forecasted Consumption in Deliveries
East Dubuque
Natural gas (in million MMBtus)	1.3
Pasadena (in thousand tons)
Ammonia	34
Sulfur	43

Fourth Quarter Cash Distribution

On February 13, 2014, Rentech Nitrogen announced a cash distribution for the fourth quarter of 2013 of $0.05 per unit. The distribution was paid on February 28, 2014 to unitholders of record as of February 24, 2014. The calculation of cash available for distribution is included below.

Conference Call with Management

Rentech Nitrogen will hold a conference call today, March 11, 2014 at 1:30 p.m. PDT, during which senior management will review the Partnership’s financial results for this period and provide an update on the business. During the call, management will refer to a presentation that will be posted shortly before the call within the Investor Relations portion of the website under the Presentation section. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-774-6070 or 630-691-2753 and the pass code 6179090#. An audio webcast of the call will be available at www.rentechnitrogen.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 4:00 p.m. PDT on March 11 through 11:59 p.m. PDT on March 21. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and the audience passcode 6179090#.

Rentech Nitrogen Partners, L.P.

Consolidated Statements of Operations

(Amounts in Thousands, Except per Unit Data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)
Revenues	$54,576	$92,407	$311,375	$261,635
Cost of Sales	62,609	63,821	240,021	129,796

Gross Profit (Loss)	(8,033)	28,586	71,354	131,839
Operating Expenses
Selling, general and administrative expense	3,563	6,394	17,285	18,376
Depreciation and amortization	1,203	665	4,077	1,390
Agrifos goodwill impairment	—	—	30,029	—
Other	770	225	806	510

Total Operating Expenses	5,536	7,284	52,197	20,276

Operating Income (Loss)	(13,569)	21,302	19,157	111,563
Other Income (Expense), Net
Interest expense	(4,373)	(1,289)	(14,098)	(1,469)
Loss on debt extinguishment	—	(2,114)	(6,001)	(2,114)
Fair value adjustment to earn-out consideration	—	—	4,920	—
Other expenses, net	1	(42)	(6)	(674)

Total Other Expenses, Net	(4,372)	(3,445)	(15,185)	(4,257)

Income (Loss) Before Income Taxes	(17,941)	17,857	3,972	107,306
Income tax (benefit) expense	(534)	303	(96)	303

Net Income (Loss)	$(17,407)	$17,554	$4,068	$107,003

Basic Net Income (Loss) per Common Unit Allocated to Common Unit Holders	$(0.45)	$0.44	$0.10	$2.78

Diluted Net Income (Loss) per Common Unit Allocated to Common Unit Holders	$(0.45)	$0.44	$0.10	$2.78

Weighted-Average Units Used to Compute Net Income (Loss) per Common Unit:
Basic	38,869	38,634	38,850	38,350

Diluted	38,923	38,651	38,945	38,352

Key Operating Statistics:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
Production Tons (in thousands)
East Dubuque Facility:
Ammonia	17	62	244	293
Ammonia Available for Sale (included in line above)	4	31	106	142
UAN	26	63	262	301
Other Products (excludes CO2)	27	57	265	284
Pasadena Facility:
Ammonium Sulfate	91	88	465	88
Sulfuric Acid	111	69	478	69
Ammonium Thiosulfate	17	9	60	9
Delivered Tons (in thousands)
East Dubuque Facility:
Ammonia	27	48	103	149
UAN	32	55	269	291
Other Products (excludes CO2)	8	9	57	49
Pasadena Facility:
Ammonium Sulfate	98	115	428	115
Sulfuric Acid	29	27	148	27
Ammonium Thiosulfate	13	—	54	—
Average Price per Delivered Ton
East Dubuque Facility:
Ammonia	$582	$676	$650	$669
UAN	$264	$301	$295	$326
Pasadena Facility:
Ammonium Sulfate	$190	$300	$251	$300
Sulfuric Acid	$78	$94	$91	$94
Ammonium Thiosulfate	$185	$—	$188	$—
Input Costs
East Dubuque Facility:
Natural Gas
Natural Gas Used in Production (Million MMBtus)	0.7	2.2	8.9	10.6
Average Natural Gas Cost per MMBtu, including transportation cost	$4.35	$3.72	$4.18	$3.55
Natural Gas Cost in Cost of Sales (Million MMBtus)	2.8	2.7	10.1	11.1
Average Natural Gas Cost per MMBtu, including transportation cost	$4.19	$3.44	$4.16	$3.59
Input Costs
Pasadena Facility:
Ammonia
Ammonia Used in Production (thousand tons)	26	23	126	23
Ammonia in Cost of Sales (thousand tons)	26	23	115	23
Sulfur
Sulfur Used in Production (thousand tons)	41	47	173	47
Sulfur in Cost of Sales (thousand tons)	38	25	169	25
On-Stream Rates[1]:
East Dubuque Facility:
Ammonia	34.8%	81.5%	83.6%	95.4%
UAN	39.1%	80.4%	84.1%	95.1%
Pasadena Facility:
Ammonium Sulfate	59.6%	88.0%	76.2%	88.0%
Sulfuric Acid	77.8%	63.2%	87.5%	63.2%

[1]	The on-stream factors for the ammonia, UAN, ammonium sulfate and sulfuric acid plants equal the total days the applicable plant operated in any given period, divided by the total days in that period.

Rentech Nitrogen Partners, L.P.

Statements of Operations by Business Segment

(Stated in Thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)
Revenues
East Dubuque	$30,862	$54,977	$177,700	$224,205
Pasadena	23,714	37,430	133,675	37,430

Total Revenues	$54,576	$92,407	$311,375	$261,635

Gross Profit (Loss)
East Dubuque	$(470)	$30,290	$80,883	$133,543
Pasadena	(7,563)	(1,704)	(9,529)	(1,704)

Total Gross Profit (Loss)	$(8,033)	$28,586	$71,354	$131,839

Selling, General and Administrative Expense
East Dubuque	$1,153	$1,762	$4,576	$6,242
Pasadena	953	361	4,764	361

Total Selling, General and Administrative Expense	$2,106	$2,123	$9,340	$6,603

Depreciation and Amortization
East Dubuque	$39	$81	$191	$807
Pasadena	1,164	583	3,886	583

Total Depreciation and Amortization Recorded in Operating Expenses	$1,203	$664	$4,077	$1,390

Other Operating Expenses
East Dubuque	$770	$226	$806	$510
Pasadena	—	—	30,029	—

Total Other Operating Expenses	$770	$226	$30,835	$510

Operating Income (Loss)
East Dubuque	$(2,432)	$28,221	$75,310	$125,984
Pasadena	(9,680)	(2,648)	(48,208)	(2,648)

Total Operating Income (Loss)	$(12,112)	$25,573	$27,102	$123,336

Interest Expense
East Dubuque	$—	$13	$—	$194
Pasadena	2	—	8	—

Total Interest Expense	$2	$13	$8	$194

Net Income (Loss)
East Dubuque	$(2,139)	$26,095	$75,244	$123,721
Pasadena	(9,442)	(2,648)	(48,357)	(2,648)

Total Net Income (Loss)	$(11,581)	$23,447	$26,887	$121,073

Reconciliation of Segment Net Income (Loss) to Consolidated Net Income (Loss)
Segment net income (loss)	$(11,581)	$23,447	$26,887	$121,073
Partnership and unallocated expenses recorded as selling, general and administrative expenses	(1,457)	(4,271)	(7,945)	(11,773)
Partnership and unallocated income (expenses) recorded as other income (expense)	—	—	(1,081)	232
Unallocated interest expense and loss on interest rate swaps	(4,370)	(1,319)	(14,096)	(2,226)
Income tax benefit (expense)	1	(303)	303	(303)

Consolidated Net Income (Loss)	$(17,407)	$17,554	$4,068	$107,003

Rentech Nitrogen Partners

Selected Balance Sheet Data

Consolidated Balance Sheet Data	As of December 31, 2013	As of December 31, 2012
Cash	$34,060	$55,799
Working Capital	21,188	23,218
Construction in Progress	33,531	61,147
Total Assets	406,344	376,645
Total Debt	320,000	193,290
Total Partners’ Capital	23,125	109,404

Disclosure Regarding Non-GAAP Financial Measures

Net income (loss) excluding Agrifos goodwill impairment, loss on debt extinguishment, and fair value adjustment to earn-out consideration is included to provide management and investors with net income (loss) results for Rentech Nitrogen that are more easily compared to the prior year period.

Adjusted EBITDA is defined as net income (loss) plus interest expense and other financing costs, Agrifos goodwill impairment, loss on debt extinguishment, loss on interest rate swaps, income tax (benefit) expense, depreciation and amortization and fair value adjustment to earn-out consideration. Pro-Forma Adjusted EBITDA is Adjusted EBITDA plus turnaround expenses, the cost to replace the foundation underneath one of our syngas compressors, the insurance deductible on equipment damaged by the fire that occurred in November 2013 and fixed costs incurred during downtime for repairs related to the fire. We calculate cash available for distribution as Adjusted EBITDA plus non-cash compensation expense and distribution of cash reserves, less the sum of maintenance capital expenditures not funded by financing proceeds, net interest expense and other debt service. Adjusted EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

Adjusted EBITDA, Pro-Forma Adjusted EBITDA and cash available for distribution should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and cash available for distribution may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. In addition, Adjusted EBITDA and cash available for distribution presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles net income attributable to Rentech Nitrogen, excluding Agrifos goodwill impairment, loss on debt extinguishment and fair value adjustment to earn-out consideration, to net income for the year ended December 31, 2013 (stated in thousands, except per share data).

For the Year Ended December 31, 2013
Net Income	$4,068
Less: Income Attributable to Unvested Units	366

Net Income Attributable to Common Unit Holders	$3,702

Agrifos Goodwill Impairment	$30,029
Loss on Debt Extinguishment	6,001
Fair Value Adjustment to Earn-out Consideration	(4,920)

Net Income Attributable to Common Unit Holders Excluding Agrifos Goodwill Impairment, Loss on Debt Extinguishment and Fair Value Adjustment to Earn-out Consideration	$34,812

Net Income per Unit Attributable to Common Unit Holders	$0.10
Per Unit Agrifos Goodwill Impairment	0.77
Loss per Unit on Debt Extinguishment	0.15
Per Unit Fair Value Adjustment to Earn-out Consideration	(0.13)

Net Income per Unit Attributable to Common Unit Holders Excluding Agrifos Goodwill Impairment, Loss on Debt Extinguishment and Fair Value Adjustment to Earn-out Consideration	$0.89

Weighted-Average Common Units Outstanding	38,850

The table below reconciles consolidated Adjusted EBITDA and cash available for distribution to net loss for the three months ended December 31, 2013 (stated in thousands, except per unit data).

	For the Three Months Ended December 31, 2013
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net loss	$(2,139)	$(9,442)	$(5,826)	$(17,407)
Plus: Interest expense	—	2	4,371	4,373
Less: Income tax benefit	(294)	(240)	—	(534)
Plus: Depreciation and amortization	2,739	2,192	—	4,931
Less: Other	—	—	(1)	(1)

Adjusted EBITDA	$306	$(7,488)	$(1,456)	$(8,638)
Plus: Non-cash compensation expense			75	75
Less: Maintenance capital expenditures1	(3,631)	(938)	—	(4,569)
Less: Interest expense and debt service	—	(2)	(4,371)	(4,373)
Plus: Distribution of cash reserves	—	—	19,449	19,449

Cash available for distribution	$(3,325)	$(8,428)	$13,697	$1,944

Cash available for distribution, per unit	$(0.09)	$(0.22)	$0.35	$0.05

Common units outstanding	38,888	38,888	38,888	38,888

[1]	Excludes $3.5 million of maintenance capital expenditures at the Pasadena Facility funded by debt.

The table below reconciles consolidated Adjusted EBITDA and cash available for distribution to net income (loss) for the year ended December 31, 2013 (stated in thousands, except per unit data).

	For the Year Ended December 31, 2013
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net income (loss)	$75,244	$(48,357)	$(22,819)	$4,068
Plus: Interest expense	—	8	14,090	14,098
Plus: Agrifos goodwill impairment	—	30,029	—	30,029
Plus: Loss on debt extinguishment	—	—	6,001	6,001
Less: Fair value adjustment to earn-out consideration	—	—	(4,920)	(4,920)
Plus: Loss on interest rate swaps	—	—	7	7
Plus: Income tax (benefit) expense	66	141	(303)	(96)
Plus: Depreciation and amortization	9,239	8,073	—	17,312
Less: Other	—	—	(1)	(1)

Adjusted EBITDA	$84,549	$(10,106)	$(7,945)	$66,498
Plus: Non-cash compensation expense	—	—	1,460	1,460
Less: Maintenance capital expenditures[1]	(9,275)	(1,709)	—	(10,984)
Less: Interest expense and debt service	—	(8)	(17,964)	(17,972)
Plus: Distribution of cash reserves	—	—	25,871	25,871

Cash available for distribution	$75,274	$(11,823)	$1,422	$64,873

Cash available for distribution, per unit	$1.94	$(0.30)	$0.04	$1.67

Common units outstanding	38,856	38,856	38,856	38,856

[1]	Excludes $7.3 million of maintenance capital expenditures at the Pasadena Facility funded by debt.

The table below reconciles consolidated adjusted EBITDA to net loss for the three months ended December 31, 2013. The table also presents pro-forma adjusted EBITDA that reverses the impact of turnaround expenses at both plants and the impacts of the compressor foundation replacement and fire at the East Dubuque Facility for the period (stated in thousands, except per unit data).

	For the Three Months Ended December 31, 2013
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net loss	$(2,139)	$(9,442)	$(5,826)	$(17,407)
Plus: Interest expense	—	2	4,371	4,373
Less: Income tax benefit	(294)	(240)	—	(534)
Plus: Depreciation and amortization	2,739	2,192	—	4,931
Less: Other	—	—	(1)	(1)

Adjusted EBITDA	$306	$(7,488)	$(1,456)	$(8,638)
Plus: Turnaround expense	7,754	1,709	—	9,463
Plus: Syngas compressor foundation crack expense	776	—	—	776
Plus: Insurance deductible on equipment damaged by fire	1,000	—	—	1,000
Plus: Fixed costs during downtime for fire[1]	4,279	—	—	4,279

Pro Forma Adjusted EBITDA	$14,115	$(5,779)	$(1,456)	$6,880

[1]	Represents fixed plant costs incurred during the fire-related downtime that are recorded to cost of sales rather than capitalized into inventory and recorded as cost of sales when the volume produced during the period of the fire is subsequently delivered. GAAP requires that fixed costs incurred during a plant interruption such as the fire at the East Dubuque Facility are expensed as incurred as opposed to inventoried.

The table below reconciles consolidated adjusted EBITDA to net income (loss) for the year ended December 31, 2013. The table also presents pro-forma adjusted EBITDA that reverses the impact of turnaround expenses at both plants and the impacts of the compressor foundation replacement and fire at the East Dubuque Facility for the period (stated in thousands, except per unit data).

	For the Year Ended December 31, 2013
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net income (loss)	$75,244	$(48,357)	$(22,819)	$4,068
Plus: Interest expense	—	8	14,090	14,098
Plus: Agrifos goodwill impairment	—	30,029	—	30,029
Plus: Loss on debt extinguishment	—	—	6,001	6,001
Less: Fair value adjustment to earn-out consideration	—	—	(4,920)	(4,920)
Plus: Loss on interest rate swaps	—	—	7	7
Plus: Income tax (benefit) expense	66	141	(303)	(96)
Plus: Depreciation and amortization	9,239	8,073	—	17,312
Less: Other	—	—	(1)	(1)

Adjusted EBITDA	$84,549	$(10,106)	$(7,945)	$66,498
Plus: Turnaround expense	7,754	1,709	—	9,463
Plus: Syngas compressor foundation crack expense	776	—	—	776
Plus: Insurance deductible on equipment damaged by fire	1,000	—	—	1,000
Plus: Fixed costs during downtime for fire [1]	4,279	—	—	4,279

Pro Forma Adjusted EBITDA	$98,358	$(8,397)	$(7,945)	$82,016

[1]	Represents fixed plant costs incurred during the fire-related downtime that are recorded to cost of sales rather than capitalized into inventory and recorded as cost of sales when the volume produced during the period of the fire is subsequently delivered. GAAP requires that fixed costs incurred during a plant interruption such as the fire at the East Dubuque Facility are expensed as incurred as opposed to inventoried.

The table below reconciles adjusted EBITDA to net income for the three months and year ended December 31, 2012 (stated in thousands).

	For the Three Months Ended December 31, 2012	For the Year Ended December 31, 2012
Net income	$17,554	$107,003
Add:
Interest expense	1,287	1,424
Income tax expense	303	303
Depreciation and amortization	3,004	12,460
Loss on debt extinguishment	2,114	2,114
Loss on interest rate swaps	44	951
Other	—	(232)

Adjusted EBITDA	$24,306	$124,023

About Rentech Nitrogen, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of two fertilizer production facilities owned by its operating subsidiaries. The East Dubuque Facility is located in the northwestern corner of Illinois, and uses natural gas as a feedstock to produce primarily anhydrous ammonia and UAN solution for sale to customers in the Mid Corn Belt. The Pasadena Facility is located in Pasadena, Texas, along the Houston Ship Channel, and uses ammonia and sulfur as feedstocks to produce ammonium sulfate and ammonium thiosulfate fertilizers, and sulfuric acid. Rentech Nitrogen is the largest producer of synthetic granulated ammonium sulfate fertilizer in North America, with sales in the United States and internationally.

Forward-Looking Statements

This press release contains forward-looking statements about matters such as: our forecasts for 2014; the outlook for our nitrogen fertilizer businesses; and trends in the pricing and demand for our nitrogen fertilizer products. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in Rentech Nitrogen’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech Nitrogen’s website at www.rentechnitrogen.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech Nitrogen Partners, L.P.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rnp.net